Exhibit 99.1
For release Wednesday March 25, 2009 after 4:00 pm EDT
DSW INC. NAMES MICHAEL MACDONALD AS PRESIDENT AND CEO
COLUMBUS, Ohio, March 25, 2009/PRNewswire/ — DSW Inc. (NYSE: DSW) today announced the appointment of Michael MacDonald as President and Chief Executive Officer.
“Mike is a results-driven leader with a substantial breadth of experience in the retail industry,” said Jay Schottenstein, chairman and CEO of DSW Inc. “His strong background and leadership skills will serve us well in our continued growth of the DSW brand.”
Mr. MacDonald will assume the position of CEO from Mr. Schottenstein. Mr. Schottenstein will retain the role of chairman. When he joins DSW in April 2009, Mr. MacDonald will report to Mr. Schottenstein and the Board of Directors of DSW Inc.
MacDonald joins DSW from his position as chairman and CEO of Shopko Stores. With over thirty years in the retail industry, his career includes previous executive leadership roles at Saks Inc., Carson Pirie Scott, Marshall Fields and Dayton Hudson Department Stores.
Mr. MacDonald was brought in as head of DSW following a search conducted by Berglass + Associates, an executive search firm known for its work in specialty retail.
About DSW Inc.
DSW Inc. is a leading branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of March 25, 2009, DSW operated 300 stores in 37 states and operated an e-commerce site, www.dsw.com. DSW also supplied footwear to 367 leased locations in the United States. For store locations and additional information about DSW, visit www.dswinc.com.
Source: DSW Inc.
Contact: DSW Investor Relations 614-872-1474